                                  [LETTERHEAD]

                      CONSENT of INDEPENDENT ACCOUNTANTS

                                  ------------

We consent to the incorporation by reference in the Prospectus Supplement dated June 11, 1997 (to Prospectus dated June 11, 1997) of Arcadia Receivables Finance Corp. relating to Arcadia Automobile Receivables Trust, 1997-B of our report dated January 24, 1997 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts."

                                       /s/  Coopers & Lybrand L.L.P.
                                      --------------------------------
                                         COOPERS & LYBRAND L.L.P.

New York, New York
June 19, 1997